                                                                    EXHIBIT 23.4



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Renaissance Worldwide, Inc. (formerly known as The Registry, Inc.) on Forms S-8 (Files No.333-17565, 333-33475 and 333-44371), of our report dated February 14,
1997, except for Note 3 as to which the date is September 30, 1997, and Note
11, as to which the date is November 26, 1997, on our audits of the consolidated financial statements of The Hunter Group, Inc. and Subsidiaries as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, which report is included in this Transition Report on Form 10-K.

Coopers & Lybrand L.L.P.

Baltimore, Maryland
March 26, 1998